    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1998
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               APACHE CORPORATION
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                            NO. 41-0747868
              (State of incorporation)                                   (I.R.S. Employer
                ONE POST OAK CENTRAL                                  Identification Number)
         2000 POST OAK BOULEVARD, SUITE 100                              Z. S. KOBIASHVILI
              HOUSTON, TEXAS 77056-4400                         2000 POST OAK BOULEVARD, SUITE 100
                   (713) 296-6000                                    HOUSTON, TEXAS 77056-4400
          (Address, including zip code, and                               (713) 296-6000
      telephone number, including area code, of          (Name, address, including zip code, and telephone
           registrant's executive offices)              number, including area code, of agent for service)

                             ---------------------
                                   Copies to:

                               GEOFFREY K. WALKER
                     MAYOR, DAY, CALDWELL & KEETON, L.L.P.
                           700 LOUISIANA, SUITE 1900
                              HOUSTON, TEXAS 77002
                                 (713) 225-7000
                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                          PROPOSED        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF               AMOUNT TO BE     MAXIMUM OFFERING   AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED          REGISTERED(1)    PRICE PER UNIT(2)       PRICE(2)        REGISTRATION FEE
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Debt Securities(3)...............    $300,000,000           100%            $300,000,000         $88,500.00
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(1) In no event will the aggregate initial offering price of all Debt Securities issued from time to time pursuant to this Registration Statement exceed $300,000,000. Any Debt Securities registered hereunder may be sold separately or as units with other Debt Securities registered hereunder.
(2) Estimated solely for the purpose of calculating the registration fee.
(3) Subject to note (1) above, there are being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000 less the dollar amount of any securities previously issued hereunder.
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    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                  $300,000,000

                                  APACHE LOGO

                                DEBT SECURITIES
                            ------------------------

     Apache Corporation (the "Company" or "Apache") intends from time to time to issue senior unsecured debt securities ("Debt Securities") in one or more series, at an aggregate initial offering price not to exceed $300,000,000, at prices and on terms to be determined at or prior to the time of sale. The specific designation, aggregate principal amount, maturity, interest rate, method of distribution, and any prepayment, original issue discount or other variable terms with regard to the Debt Securities in respect of which this Prospectus is delivered will be, to the extent not set forth herein, set forth in an accompanying Prospectus Supplement.

     Unless otherwise specified herein or in the applicable Prospectus Supplement, the Debt Securities will be issued in fully registered book-entry form and will be registered in the name of The Depository Trust Company, as depository ("DTC"), or its nominee. Interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Debt Securities issued in book-entry form will not be issuable as certificated securities except as specified herein or in the applicable Prospectus Supplement. See "DTC Book-Entry-Only System." Payment of the principal of, and premium, if any, and interest on, the Debt Securities will be made to DTC if and so long as DTC or its nominee is the registered owner of the Debt Securities. The disbursement of such payments to beneficial owners of the Debt Securities ("Beneficial Owners") will be the responsibility of the DTC Participants and the Indirect Participants, all as defined and more fully described in this Prospectus under the caption "DTC Book-Entry-Only System."

     The applicable Prospectus Supplement will contain information, where applicable and to the extent not set forth herein, concerning certain United States federal income tax considerations relating to the Debt Securities covered by such Prospectus Supplement.
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
     The Debt Securities may be sold (i) through underwriters or dealers, (ii) directly by the Company to a limited number of institutional purchasers or to a single purchaser, (iii) through agents designated from time to time, or (iv) through any combination of the above. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for indemnification arrangements which the Company is prepared to make available to underwriters and agents for the sale of the Debt Securities.
                            ------------------------
                The date of this Prospectus is January 22, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT OR OTHER TRANSACTIONS EFFECTED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

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                             AVAILABLE INFORMATION

     Apache is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by Apache can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Also, the SEC maintains a web site that contains reports, proxy and information statements regarding issuers that file electronically with the SEC at <http://www.sec.gov>. In addition, reports, proxy statements and other information concerning Apache may be inspected at the offices of The New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, and also at the offices of the Chicago Stock Exchange ("CSE"), One Financial Place, 440 S. LaSalle Street, Chicago, Illinois 60605-1070. The address of the Company's principal executive offices and its telephone number are 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 and (713) 296-6000.

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The information so omitted may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed, each such statement being qualified in its entirety by such reference.
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                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the SEC pursuant to the Exchange Act (SEC File No. 1-4300) are incorporated in and made a part of this Prospectus:

          a. Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

          b. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

          c. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

          d. Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

          e. Current Report on Form 8-K dated June 13, 1997.

          f. Current Report on Form 8-K dated August 8, 1997.

          g. Current Report on Form 8-K dated October 8, 1997.

          h. Current Report on Form 8-K dated December 5, 1997, as amended on Form 8-K/A.

          i. Current Report on Form 8-K dated December 16, 1997.

All documents which the Company files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge, upon the written or oral request of any person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents referred to above which are incorporated in this Prospectus by reference, other than exhibits to such documents. Requests should be directed to Cheri L. Peper, Corporate Secretary, Apache Corporation, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400; (713) 296-6000.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                          REFORM ACT OF 1995 ("PSLRA")

     Certain forward-looking information contained in this Prospectus and certain material incorporated by reference herein is being provided, and certain forward-looking information in each Prospectus Supplement will be provided, in reliance upon the "safe harbor" provisions of the PSLRA as set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies and objectives concerning the Company's future financial and operating performance. Such forward-looking information is subject to assumptions and beliefs based on current information known to the Company and factors that could yield actual results differing materially from those anticipated. Such factors include, without limitation, the prices received for the Company's oil and natural gas production, the costs of acquiring, finding, developing and producing reserves, the rates of production of the Company's hydrocarbon reserves, the Company's success in acquiring or finding additional reserves, unforeseen operational hazards, significant changes in tax or regulatory environments, and the political and economic uncertainties of foreign operations.
                             ---------------------

     All defined terms under Rule 4-10(a) of Regulation S-X promulgated under the Securities Act shall have their statutorily-prescribed meanings when used in this Prospectus. Quantities of natural gas are expressed in this Prospectus in terms of thousand cubic feet ("Mcf"), million cubic feet ("MMcf") or billion cubic feet ("Bcf"). Oil (which includes condensate) is quantified in terms of barrels ("bbls"), thousands of barrels ("Mbbls") and millions of barrels ("MMbbls"). One barrel of oil is treated as the energy equivalent of six Mcf of natural gas, expressed as a barrel of oil equivalent. Natural gas is compared to oil in terms of thousand barrels of oil equivalent ("Mboe") and in million barrels of oil equivalents ("MMboe"). Oil and natural gas liquids are compared with natural gas in terms of million cubic feet equivalent ("MMcfe") and billion cubic feet equivalent ("Bcfe"). Daily oil and gas production is expressed in terms of barrels of oil per day ("bopd") and thousands of cubic feet of gas per day ("Mcfd"), respectively. The Company's "net" working interest in wells or acreage is determined by multiplying gross wells or acreage by the Company's working interest therein. Unless otherwise specified, all references to wells and acres are gross.

                                  THE COMPANY

     Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops and produces crude oil and natural gas. In North America, the Company's exploration and production interests are focused on the Gulf of Mexico, the Anadarko Basin, the Permian Basin, the Gulf Coast and the Western Sedimentary Basin of Canada. Outside of North America, the Company has exploration and production interests offshore Western Australia and in Egypt, and exploration interests in, among other areas, Indonesia, Poland, offshore the People's Republic of China and offshore the Ivory Coast. The Company's common stock, par value $1.25 per share ("Apache Common Stock"), has been listed on the NYSE since 1969, and on the CSE since 1960.

     The Company holds interests in many of its North American and international properties through operating subsidiaries, such as Apache Canada Ltd., MW Petroleum Corporation, Apache Energy Limited, Apache International, Inc., Apache Overseas, Inc., and Apache PHN Company, Inc. The Company treats all operations as one segment of business.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used to refinance outstanding indebtedness and for other general corporate purposes. To the extent proceeds are used to refinance outstanding indebtedness, certain terms of the indebtedness being refinanced will be set forth in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratios of earnings to fixed charges were as follows for the respective periods indicated:

 NINE MONTHS
    ENDED
SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
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1997      1996   1996      1995      1994      1993      1992
----      ----   ----      ----      ----      ----      ----
2.91      2.33   2.72      1.15      2.34      2.37      .72

     The Company's ratios of earnings to fixed charges were computed based on:
(A) consolidated income or losses from continuing operations before income taxes and fixed charges (excluding interest capitalized); and (B) consolidated fixed charges, which consist of interest on indebtedness (including amounts capitalized), amortization of debt discount and expense and the estimated portion of rental expense attributable to interest. On May 17, 1995, Apache acquired DEKALB Energy Company ("DEKALB", now known as DEK Energy Company) through a merger which resulted in DEKALB becoming a wholly-owned subsidiary of Apache. The merger was accounted for as a "pooling of interests." As a result, Apache's financial information for all preceding periods was restated. After such restatement, earnings were inadequate to cover fixed charges by $14.8 million for 1992, due to write downs of the carrying value of the U.S. and Canadian oil and gas properties of DEKALB and losses incurred on the divestiture of certain of DEKALB's U.S. assets.

                         DESCRIPTION OF DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued under an indenture (as supplemented from time to time, the "Indenture") entered into between the Company and The Chase Manhattan Bank, as trustee and successor to Chemical Bank (the "Trustee"). References herein to "Sections" are references to Sections of the Indenture unless otherwise indicated. The Debt Securities to be offered by this Prospectus are limited to an aggregate initial offering price not to exceed $300,000,000. However, the Indenture does not limit the amount of Debt Securities which can be issued thereunder and provides that additional Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. The payment of principal of, or premium, if any, or interest on the Debt Securities will rank pari passu with all other unsecured unsubordinated indebtedness of the Company. Unless otherwise indicated herein or in the applicable Prospectus Supplement, the Debt Securities will be issued in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

     The maturity date, interest payment dates, and rate of interest of the Debt Securities will be as set forth in the Prospectus Supplement applicable thereto. Subject to certain exceptions therein set forth, the Indenture provides for the payment of interest on any interest payment date only to persons in whose names the Debt Securities are registered on the regular record date, which is the last day of the calendar month preceding the month in which an interest payment is due (whether or not a business day).

     A copy of the Indenture is an exhibit to the Registration Statement of which this Prospectus is a part. The information herein includes a summary of certain provisions of the Indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will, to the extent not described herein, be described in the Prospectus Supplement relating to such Debt Securities.

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES

  General

     Reference is made to the Prospectus Supplement that accompanies this Prospectus for the following terms, to the extent permitted by the Indenture, and other information with respect to the Debt Securities being offered thereby, to the extent not described herein: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of the principal amount at which such Debt Securities will be issued; (iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (v) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (vi) if other than U.S. dollars, the currency or currencies or currency unit or units in which Debt Securities may be denominated and purchased and the currency or currencies or currency units in which principal, premium (if any) and any interest may be payable; (vii) if the currency or currencies or currency unit or units for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election;
(viii) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method or methods of determination of such rate or rates and the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months; (ix) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the date or dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (x) the date or dates, if any, on or after which, or the period or periods, if any, within which, and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other terms and provisions of such optional redemption; (xi) information with respect to book-entry procedures relating to global Debt Securities; (xii) whether and under what circumstances the Company will pay Additional Amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such Additional Amounts) on such Debt Securities to any holder who is a United States Alien (as defined in the Indenture) (including any modification to the definition of such terms contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (xiii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt Securities; (xiv) if either or both of Section 402(2) relating to defeasance or Section 402(3) relating to covenant defeasance shall not be applicable to the Debt Securities of such series, or any covenants in addition to those specified in Section 402(3) relating to the Debt Securities of such series shall be subject to covenant defeasance, and any deletions from, or modifications or additions to, the provisions of Article Four of the Indenture relating to satisfaction and discharge in respect of the Debt Securities of such series; (xv) any index or other method used to determine the amount of payments of principal, premium (if any) and any interest on such Debt Securities; (xvi) if a trustee other than Chemical Bank is named for such Debt Securities, the name of such trustee; and (xvii) any other specific terms of the Debt Securities. All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date.(Section 301.)

     If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of, or premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such Debt Securities and such foreign currencies or foreign currency units will be set forth in the applicable Prospectus Supplement. (Section 302.)

     Other than as described below under "Limitation on Liens," "Limitation on Sale/Leaseback Transactions" and "Company's Obligation to Purchase Debt Securities on Change in Control," the Indenture does not contain any provision that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a decline in the credit quality of the Company or a takeover, recapitalization or highly leveraged or similar transaction involving the Company. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby, to the extent not otherwise described herein, for any information with respect to any deletions from, modifications of or additions to the Events of Default described below and contained in the Indenture, including any addition of a covenant or other provision providing event risk or similar protection.

  Interest Rates

     The Debt Securities will earn interest at the fixed or floating rate for the period of time specified in the applicable Prospectus Supplement.

     If the Debt Securities earn interest at a floating rate, the applicable Prospectus Supplement shall state the Interest Rate Basis or Bases (including the applicable Spread, if any, and the applicable Spread Multiplier, if any), the Interest Payment Period and Dates, the Index Maturity and the Maximum Interest Rate and/or Minimum Interest Rate, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR, the Prospectus Supplement must also specify the Index Currency and Designated LIBOR Page, as such terms are defined below. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities shall bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to each respective Debt Security. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the Prospectus Supplement, the Interest Rate Basis may, as described below, include (i) the Commercial Paper Rate, as such term is defined below, (ii) LIBOR, as such term is defined below, (iii) the Treasury Rate, as such term is defined below, or (iv) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will specify whether the floating rate of interest will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Prospectus Supplement, the Interest Reset Dates will be, in the case of a floating interest rate which resets: (i) daily, each Business Day(as defined in the Indenture); (ii) weekly, the Wednesday of each week (unless the Treasury Rate is an applicable Interest Rate Basis, in which case the Tuesday of each week except as described below);
(iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year; (v) semiannually, the third Wednesday of the two months specified in the applicable Prospectus Supplement; and (vi) annually, the third Wednesday of the month specified in the applicable Prospectus Supplement. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, unless LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day. In addition, if the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date on or prior to the Calculation Date, as such terms are defined below. The "Interest Determination Date" (i) with respect to the Commercial Paper Rate, will be the second Business Day immediately preceding the applicable Interest Reset Date; (ii) with respect to LIBOR, will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency (as hereinafter defined) is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date; and (iii) with respect to the Treasury Rate, will be the day that Treasury Bills (as hereinafter defined) are auctioned during or for the week in which the applicable Interest Reset Date falls (Treasury Bills being normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be such preceding Friday. The "Interest Determination Date" pertaining to a floating interest rate which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Either or both of the following may also apply to the floating interest rate on Debt Securities: (i) a Maximum Interest Rate, or ceiling, that may apply during any Interest Reset Period, and (ii) a Minimum Interest Rate, or floor, that may apply during any Interest Reset Period. In addition to any Maximum Interest Rate that may apply, the interest rate on any Debt Securities will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

     Except as provided below or in the applicable Prospectus Supplement, interest will be payable, in the case of floating interest rates which reset:
(i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Prospectus Supplement; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Prospectus Supplement; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Prospectus Supplement. If any Interest Payment Date (as defined in the Indenture) for the payment of interest at a floating rate would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

     All percentages resulting from any calculation of floating interest rates will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     Accrued floating rate interest will be calculated by multiplying the principal amount of the Debt Securities to which it relates by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Reset Period. Unless otherwise specified in the applicable Prospectus Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if an applicable Interest Rate Basis is the Commercial Paper Rate or LIBOR, or by the actual number of days in the year if an applicable Interest Rate Basis is the Treasury Rate. Unless otherwise specified in the applicable Prospectus Supplement, if the floating interest rate is calculated with reference to two or more Interest Rate Bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, The Chase Manhattan Bank will be the "Calculation Agent." Upon request of the Beneficial Owner of any Debt Securities, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of
(i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Prospectus Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     Commercial Paper Rate. Unless otherwise specified in the applicable Prospectus Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Prospectus Supplement as published in H.15(519) by the Federal Reserve Bank of New York under the heading "Commercial Paper." In the event that such rate is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be the Money Market Yield of the rate for commercial paper having the Index Maturity specified in the applicable Prospectus Supplement as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If such rate is not yet published in either H.15(519) or Composite Quotations by 3:00 p.m., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00, New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in New York City, selected by the Calculation Agent, after consultation with the Company, for commercial paper having the Index Maturity specified in the applicable Prospectus Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate

Interest Determination Date will be the Commercial Paper Rate as most recently determined prior to such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                       D X 360
   Money Market =  ---------------  X 100
                    360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Interest Period for which interest is being calculated.

     LIBOR. Unless otherwise specified in the applicable Prospectus Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

          (i) With respect to any Interest Determination Date for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Reuters" is specified in the applicable Prospectus Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency having the Index Maturity specified in such Prospectus Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, or (b) if "LIBOR Telerate" is specified in the applicable Prospectus Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Prospectus Supplement as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in such Prospectus Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Prospectus Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent, after consultation with the Company, for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Prospectus Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR as most recently determined prior to such LIBOR Interest Determination Date.

     "Index Currency" means the currency or composite currency specified in the applicable Prospectus Supplement as to which LIBOR shall be calculated. If no such currency or composite currency is specified in the applicable Prospectus Supplement, the Index Currency shall be United States dollars.

     "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be New York City, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Prospectus Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Prospectus Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Prospectus Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     Treasury Rate. Unless otherwise specified in the applicable Prospectus Supplement, "Treasury Rate" means, with respect to any Interest Determination Date for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Prospectus Supplement, as such rate is published in H.15(519) under the heading "Treasury Bills -- auction average (investment)" or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Prospectus Supplement are not reported as provided by 3:00 p.m., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be calculated by the Calculation Agent, after consultation with the Company, and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, after consultation with the Company, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Prospectus Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate as most recently determined prior to such Treasury Rate Interest Determination Date.

  Discount, Series, Maturities, Registration, and Payment

     The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. See "Certain United States Federal Income Tax Considerations" herein. Federal income tax consequences and special considerations applicable to any such series may also be described in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. (Section 301.) Debt Securities may be issued solely in fully registered form without coupons ("Registered Securities"), solely in bearer form with or without coupons ("Bearer Securities"), or as both Registered Securities and Bearer Securities. (Section 301.) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such exchange or transfer, except for any tax or governmental charge incidental thereto. If Debt Securities of any series are issued as Bearer Securities, the applicable Prospectus Supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer

Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

     Unless otherwise specified in the applicable Prospectus Supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the applicable Prospectus Supplement.

  Form, Exchange, Registration and Transfer

     Debt Securities will be exchangeable for other Debt Securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and Stated Maturity (as defined in the Indenture). Registered Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the books of the Trustee or such transfer agent contingent upon such Trustee or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305.)

     In the event of any redemption of Debt Securities, the Company shall not be required to: (i) issue, register the transfer of or exchange such Debt Securities during a period beginning at the opening of business 15 days before any selection of such Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any such Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305.)

  Limitation on Liens

     Nothing in the Indenture or the Debt Securities will in any way limit the amount of indebtedness or securities which may be incurred or issued by the Company or any of its Subsidiaries (as defined in the Indenture). The Indenture provides that neither the Company nor any Subsidiary will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by a mortgage, lien, pledge, security interest or other encumbrance (defined in the Indenture as "Liens") upon any of its property, subject to certain exceptions set forth in the Indenture, without making effective provisions whereby any and all Debt Securities then outstanding shall be secured by a Lien equally and ratably with any and all other obligations thereby secured. Such restrictions will not, however, apply to (a) Liens existing on the date of the Indenture or provided for under the terms of agreements existing on the date thereof; (b) Liens securing (i) all or part of the cost of exploring, producing, gathering, processing, marketing, drilling or developing any properties of the Company or any of its Subsidiaries, or securing indebtedness incurred to provide funds therefor or (ii) indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such property or assets, or securing indebtedness incurred to provide funds therefor; (c) Liens which secure only indebtedness owing by a Subsidiary to the Company, or to one or more Subsidiaries, or the Company and one or more Subsidiaries; (d) Liens on the property of any corporation or other entity existing at the time such corporation or entity becomes a Subsidiary; (e) Liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality of either or indebtedness issued to or guaranteed for the benefit of a foreign government, any state or any department, agency or instrumentality of either or an international finance agency or any division or department thereof, including the World Bank, the International Finance Corp. and the Multilateral Investment Guarantee Agency; (f) any extension, renewal or replacement (or successive extensions, renewals or replacements) of any Lien referred to in the foregoing clauses (a) through (e) existing on the date of the Indenture; (g) certain Liens incurred in the ordinary course of business or (h) Liens which secure Limited Recourse Indebtedness (as defined in the Indenture). The following types of transactions, among others, shall not be deemed to create indebtedness secured by Liens: (i) the sale or other transfer of crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or such crude oil, natural gas or other petroleum hydrocarbons, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest and (ii) Liens required by any contract or statute in order to permit the Company or a Subsidiary to perform any contract or subcontract made by it with or at the request of the United States government or any foreign government or international finance agency, any state or any department thereof, or any agency or instrumentality of either, or to secure partial, progress, advance or other payments to the Company or any Subsidiary by any such entity pursuant to the provisions of any contract or statute. (Section 1005.)

  Limitation on Sale/Leaseback Transactions

     The Indenture provides that neither the Company nor any Subsidiary will enter into any arrangement with any person (other than the Company or a Subsidiary) providing for the leasing to the Company or a Subsidiary for a period of more than three years of any property which has been, or is to be, sold or transferred by the Company or such Subsidiary to such person or to any person (other than the Company or a Subsidiary) to which funds have been or are to be advanced by such person on the security of the leased property unless either (a) the Company or such Subsidiary would be entitled, pursuant to the provisions described under "Limitation on Liens" above, to incur indebtedness in a principal amount equal to or exceeding the value of such sale/leaseback transaction, secured by a Lien on the property to be leased; (b) since the date of the Indenture and within a period commencing six months prior to the consummation of such arrangement and ending six months after the consummation thereof, the Company or such Subsidiary has expended or will expend for any property (including amounts expended for the acquisition, exploration, drilling or development thereof, and for additions, alterations, improvements and repairs thereto) an amount equal to all or a portion of the net proceeds of such arrangement and the Company elects to designate such amount as a credit against such arrangement (with any such amount not being so designated to be applied as set forth in (c) below); or (c) the Company, during or immediately after the expiration of the 12 months after the effective date of such transaction, applies to the voluntary defeasance or retirement of the Debt Securities and its other Senior Indebtedness (as defined in the Indenture) an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such transaction or the fair value, in the opinion of the board of directors of the Company of such property at the time of entering into such transaction (in either case adjusted to reflect the remaining term of the lease and any amount utilized by the Company as set forth in (b) above), less an amount equal to the principal amount of Senior Indebtedness voluntarily retired by the Company within such 12-month period. (Section 1006.)

  Events of Default

     Unless otherwise specified in the applicable Prospectus Supplement, any one of the following events will constitute an "Event of Default" under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any) on the Debt Securities of such series when due and payable, either at maturity or, if applicable, at 12:00 noon on the Business Day following a Change in Control Purchase Date, as defined below; (c) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture or the Debt Securities (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the Debt Securities), continued for 60 days after written notice as provided in the Indenture; (d) the acceleration of any Indebtedness (as defined in the Indenture) of the Company or any Subsidiary in excess of an aggregate of $25,000,000 in principal amount under any event of default as defined in any mortgage, indenture or instrument and such acceleration has not been rescinded or annulled within 30 days after written notice as provided in the Indenture specifying such Event of Default and requiring the Company to cause such acceleration to be rescinded or annulled; (e) failure to pay, bond or otherwise discharge within 60 days of entry, a judgment, court order or uninsured monetary damage award against the Company or any Subsidiary exceeding an aggregate of $25,000,000 in principal amount which is not stayed on appeal or otherwise being appropriately contested in good faith; (f) certain events of bankruptcy, insolvency or reorganization involving the Company or any Subsidiary; and (g) any other Event of Default provided with respect to the Debt Securities of that series. (Section 501.)

     If an Event of Default with respect to the Debt Securities of any series (other than an Event of Default described in (e) or (f) of the preceding paragraph) occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of such Debt Securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (e) or (f) of the preceding paragraph shall cause the principal amount and accrued interest (or such lesser amount as provided for in the Debt Securities of such series) to become immediately due and payable without any declaration or other act by the Trustee or any holder. (Section 502.)

     The Indenture provides that, within 90 days after the occurrence of any Event of Default thereunder with respect to the Debt Securities of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Debt Securities of such series unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of principal of, or premium, if any, or interest, if any, or additional amounts, if any, on any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers (as defined in the Indenture) of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Debt Securities of such series. (Section 602.)

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings. (Section 504.)

     The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 601.) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 512.)

  Company's Obligation to Purchase Debt Securities on Change in Control

     Upon the occurrence of a "Change in Control" as defined in the Indenture, the Company shall mail within 15 days of the occurrence of such Change in Control written notice regarding such Change in Control to the Trustee of the Debt Securities of each series and to every holder thereof, after which the Company shall be obligated, at the election of each holder thereof, to purchase such Debt Securities. Under the Indenture, a "Change in Control" is deemed to occur upon (a) the occurrence of any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Exchange Act disclosing beneficial ownership of either (i) 50% or more of the Company's Common Stock then outstanding or (ii) 50% or more of the voting power of the voting stock of the Company then outstanding; (b) the consummation of sale, transfer, lease, or conveyance of the Company's properties and assets substantially as an entirety to any Person or Persons who are not Subsidiaries (as such terms are defined in the Indenture) of the Company; and (c) the consummation of any consolidation of the Company with or merger of the Company into any other Person in a transaction in which either (i) the Company is not the sole surviving corporation or (ii) Common Stock existing prior to such transaction is converted into cash, securities or other property and those exchanging the Company's Common Stock do not receive either (x) 75% or more of the survivor's common stock or (y) 75% or more of the voting power of the survivor's voting stock, following the consummation of such transaction. The notice to be sent to every Trustee and holder upon a Change in Control shall, in addition, be published at least once in an Authorized Newspaper (as defined in the Indenture) and shall state (a) the event causing the Change in Control and the date thereof, (b) the date by which notice of such Change in Control is required by the Indenture to be given, (c) the date (which date shall be 35 business days after the occurrence of the Change in Control) by which the Company shall purchase Debt Securities to be purchased pursuant to the selling holder's exercise of rights on Change in Control (the "Change in Control Purchase Date"), (d) the price specified in such Debt Securities for their purchase by the Company (the "Change in Control Purchase Price"), (e) the name and address of the Trustee, (f) the procedure for surrendering Debt Securities to the Trustee or other designated office or agent for payment, (g) a statement of the Company's obligation to make prompt payment on proper surrender of such Debt Securities, (h) the procedure for holders' exercise of rights of sale of such Debt Securities by delivery of a "Change in Control Purchase Notice," and
(i) the procedures for withdrawing a Change in Control Purchase Notice. No purchase of any Debt Securities shall be made if there has occurred and is continuing an Event of Default under the Indenture (other than default in payment of the Change in Control Purchase Price). In connection with any purchase of Debt Securities under this paragraph, the Company will comply with all Federal and state securities laws, including, specifically, Rule 13E-4, if applicable, of the Exchange Act, and any related Schedule 13E-4 required to be submitted under such Rule. (Section 1601.)

  Discharge, Defeasance and Covenant Defeasance

     The Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities with respect to principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be. (Section 401.)

     The Indenture provides that, unless the provisions of Section 402 thereof are made inapplicable to the Debt Securities of or within any series pursuant to
Section 301 thereof, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts (as defined in the Indenture), if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and other obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency with respect to such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under the covenants described in "Limitation on Liens" and "Limitation on Sale/Leaseback Transactions" above or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"). Defeasance or covenant defeasance, as the case may be, shall be conditioned upon the irrevocable deposit by the Company with the Trustee, in trust of an amount, in U.S. dollars or in the Foreign Currency (as defined below) in which such Debt Securities are payable at Stated Maturity (as defined in the Indenture), or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities on the scheduled due dates therefor. (Section 401.)

     Such a trust may only be established if, among other things, (i) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound,
(ii) no default or Event of Default with respect to the Debt Securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the Company, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture. (Section 402.)

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the ECU, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 101.)

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government or the governments in the confederation which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (i) and (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 101.)

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such Debt Security into the currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 402.)

     "Conversion Event" means the cessation of use of (i) a Foreign Currency other than the ECU both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that are payable in a Foreign Currency that ceases to be used by the government or confederation of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to Sections 1005 and 1006 of the Indenture (which Sections would no longer be applicable to such Debt Securities after such covenant defeasance) or with respect to any other covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of the Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

     Under the Indenture, the Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event of Default. (Section 1009.)

  Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or premium, if any, on, or any installment of principal, if any, of or interest on, or any Additional Amounts with respect to, any Debt Security, (b) reduce the principal amount of, or premium or interest on, or any Additional Amounts with respect to any Debt Security, (c) change the coin or currency in which any Debt Security or any premium or any interest thereon or any Additional Amounts with respect thereto is payable, (d) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Securities (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of any holder, on or after the date for repayment or in the case of a change in control, after the change in control purchase date), (e) reduce the percentage and principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions, (f) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or (g) modify any of the above provisions. (Section 902.)

     The holders of at least a majority in aggregate principal amount of Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1008.) The holders of not less than a majority in aggregate principal amount of Debt Securities of any series may, on behalf of all holders of Debt Securities of such series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or any interest on or any Additional Amounts with respect to Debt Securities of such series or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of any series. (Section 513.)

  Consolidation, Merger and Sale of Assets

     The Company may, without the consent of the holders of the Debt Securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 801.)

  Concerning the Trustee

     Unless otherwise specified in the applicable Prospectus Supplement, The Chase Manhattan Bank, New York, New York, successor to Chemical Bank, will be the Trustee under the Indenture.

                           DTC BOOK-ENTRY-ONLY SYSTEM

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be registered under a book-entry-only system maintained by The Depository Trust Company, New York, New York ("DTC"). The book-entry-only system will evidence ownership interests in the Debt Securities in book-entry-only form. Purchasers of ownership interests in the Debt Securities will not receive certificates representing their interests in the Debt Securities purchased. Transfers of ownership interests will be effected on the records of DTC and its participating organizations (the "DTC Participants") pursuant to rules and procedures established by DTC.

     Certain of the following information concerning the procedures and record keeping with respect to ownership interests in the Debt Securities, payment of interest and other payments on the Debt Securities to DTC Participants or Beneficial Owners (as hereafter defined), confirmation and transfer of ownership interests in the Debt Securities and other related transactions by and between DTC, the DTC Participants and Beneficial Owners is based solely on information contained in a published report of DTC.

     DTC, an automated clearinghouse for securities transactions, will act as securities depository for the Debt Securities. DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of the DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of security certificates. "DTC Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.

     The ownership of the fully-registered Debt Securities will be registered in the name of Cede & Co., as nominee for DTC. Ownership interests in the Debt Securities may be purchased by or through DTC Participants and will be recorded on the records of the DTC Participants, whose interests in turn will be recorded on a computerized book-entry-only system operated by DTC. Such DTC Participants and the person for whom they acquire interests in the Debt Securities as nominees ("Beneficial Owner") will not receive Debt Security certificates, but each such DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in the Debt Securities, which will be confirmed in accordance with DTC's standard procedures. Each such Beneficial Owner for whom a DTC Participant acquires an interest in the Debt Securities, as nominee, may desire to make arrangements with such DTC

Participant to have all communications of the Company and the Trustee to DTC which may affect such Beneficial Owner forwarded in writing by such DTC Participant and to have notifications made of all payments of principal and interest with respect to his beneficial interest. The Company and the Trustee will treat DTC (or its nominee) as the sole and exclusive owner of the Debt Securities registered in its name for the purposes of payment of the principal and interest on the Debt Securities, giving any notice permitted or required to be given to holders under the Indenture, registering the transfer of Debt Securities, and for all other purposes whatsoever, and shall not be affected by any notice to the contrary. The Company and the Trustee shall not have any responsibility or obligation to any DTC Participant, any person claiming a beneficial ownership interest in the Debt Securities under or through DTC or any DTC Participant, or any other person which is not shown on the registration books of the Trustee as being a holder, with respect to: (i) the accuracy of any records maintained by DTC or any DTC Participant; (ii) the payment by DTC or any DTC Participant of any amount in respect of the principal or interest on the Debt Securities; (iii) any notice which is permitted or required to be given to holders thereunder or under the conditions to transfers or exchanges adopted by the Company; or (iv) any other action taken by DTC as a holder. Principal and interest on the Debt Securities will be paid by the Trustee. Disbursement of such payments to the DTC Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of the DTC Participants or the Indirect Participants. NEITHER THE COMPANY NOR THE TRUSTEE WILL HAVE ANY RESPONSIBILITY OR OBLIGATIONS TO SUCH DTC PARTICIPANTS OR THE PERSONS FOR WHOM THEY ACT AS NOMINEES WITH RESPECT TO THE PAYMENTS TO OR THE PROVIDING OF NOTICE FOR THE DTC PARTICIPANTS, OR THE INDIRECT PARTICIPANTS, OR THE BENEFICIAL OWNERS.

     SO LONG AS CEDE & CO., AS NOMINEE OF DTC, IS THE REGISTERED OWNER OF THE DEBT SECURITIES, REFERENCES HEREIN TO THE SECURITY HOLDERS OR REGISTERED OWNERS OF THE DEBT SECURITIES SHALL MEAN CEDE & CO., AND SHALL NOT MEAN THE BENEFICIAL OWNERS.

     For every transfer and exchange of beneficial ownership of Debt Securities, a Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

     When reference is made to any action which is required or permitted to be taken by the Beneficial Owners, such reference shall only relate to action by such Beneficial Owner, or others permitted to act (by statute, regulation or otherwise) on behalf of such Beneficial Owners for such purposes. When notices are given, they shall be sent by the Trustee to DTC only. Conveyance of notices and other communications by DTC to DTC Participants and Indirect Participants and in turn by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory and regulatory requirements then in effect.

     Principal and interest payments on the Debt Securities will be made to DTC or its nominee, Cede & Co., as registered owner of the Debt Securities. Upon receipt of any such payments, DTC's current practice is to immediately credit the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant or Indirect Participant.

     DTC may determine to discontinue providing its services with respect to the Debt Securities at any time by giving notice to the Company and discharging its responsibilities with respect thereto under applicable law. In addition, the Company may determine that continuation of the system of book-entry-only transfers through DTC (or a successor securities depository) is not in the best interests of the Beneficial Owners or is burdensome to the Company. If for either reason the book-entry-only system is discontinued, certificates for the Debt Securities will be delivered to the Beneficial Owners thereof.

     Certain of the information contained in this sub-section has been extracted from a report from DTC. No representation is made by the Company as to the completeness or the accuracy of such information or as to the absence of material adverse changes in such information subsequent to the date hereof.

  Same-Day Settlement and Payment

     Unless otherwise indicated in the applicable Prospectus Supplement, settlement for the Debt Securities will be made by a purchaser in immediately available funds. While the Debt Securities are in the book-entry-only system described above, all payments of principal and interest will be made by the Trustee on behalf of the Company to DTC in immediately available funds.

     Secondary trading in long-term debt securities is generally settled in clearing-house or next-day funds. Unless otherwise set forth in the applicable Prospectus Supplement, while the Debt Securities are in the book-entry-only system described above, they will trade in DTC's Same-Day Fund Settlement System until maturity. During such period, secondary market trading activity in the Debt Securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Debt Securities.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Debt Securities. It is the opinion of Mayor, Day, Caldwell & Keeton, L.L.P., special tax counsel to the Company, that the following summary addresses the material Federal income tax considerations of the acquisition, ownership and disposition of Debt Securities. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations. It deals only with Debt Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Debt Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Debt Securities should consult their tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Debt Securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source or
(iv) any other person whose income or gain in respect of a Debt Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Debt Security that is not a U.S. Holder.

  U.S. Holders

     Payments of Interest. Payments of interest on a Debt Security generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities"). The following summary is based upon final Treasury regulations ("OID Regulations") under the original issue discount provisions of the Internal Revenue Code of 1986, as amended (the "Code").

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally
 1/4 of 1% of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Debt Security providing for the payment of any amount other than qualified stated interest, as defined below, prior to maturity, multiplied by the weighted average number of years to maturity of such Debt Security). The issue price of an issue of Debt Securities equals the first price at which a substantial amount of such Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Debt Security is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Debt Security or any "true" discount on such Debt Security (i.e., the excess of the Debt Security's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Debt Security would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a Debt Security are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Debt Security must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues over the entire term of the Discount Debt Security under a "constant yield" method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount includible in income by the initial U.S. Holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Debt Security. The "daily portion" of original issue discount on any Discount Debt Security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual period may vary in length over the term of the Discount Debt Security, provided, however, that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the sum of the issue price of the Discount Debt Security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Debt Security that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Debt Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Debt Security after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Discount Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Debt Security for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Debt Security) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Debt Securities that provide for stated interest at one or more variable interest rates ("Floating Rate Debt Securities") are subject to special rules whereby a Floating Rate Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Debt Security by more than a specified de minimis amount; (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate; (c) it provides that the qualified floating rate or single objective rate in effect at any time equals a current value of that rate; and (d) it does not provide for any payments of principal that are contingent.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information. A rate unique to the circumstances of the issuer or a related party, or based on information within the control of the issuer or related party, would not qualify as an objective rate, but a rate based on the credit quality of the issuer would not, solely on that basis, be disqualified as an objective rate. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Debt Security term.

     A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Floating Rate Debt Security provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Debt Security which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Floating Rate Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Floating Rate Debt Security arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified floating rate or qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security. Qualified stated interest allocable to an accrual period will be increased (or decreased) if the interest actually paid during the accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period, according to the formula set forth in the preceding sentence.

     In general, any other Floating Rate Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Floating Rate Debt Security. The OID Regulations generally require that such a Floating Rate Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security. In the case of a Floating Rate Debt Security that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Debt Security as of the Floating Rate Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Debt Security is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Debt Security is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Debt Security will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Debt Security during the accrual period.

     If a Floating Rate Debt Security does not qualify as a "variable rate debt instrument" under the OID Regulations, the Floating Rate Debt Security would be treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Floating Rate Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable Prospectus Supplement. Furthermore, any other special United States Federal income tax considerations not otherwise discussed herein, which are applicable to any particular issue of Floating Rate Debt Securities, will be discussed in the applicable Prospectus Supplement.

     Certain of the Debt Securities (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Debt Securities containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Debt Securities with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Debt Securities. Additionally, upon the occurrence of a

"Change in Control" as defined in the Indenture, each Holder of Debt Securities of any series then outstanding may elect, by proper execution and delivery of a Change in Control Purchase Notice, to require the Company to purchase such Debt Securities prior to their stated maturity. See "Description of Debt
Securities -- Provisions Applicable to All Debt Securities -- Company's Obligation to Purchase Debt Securities on Change in Control." The original issue discount consequences of such an election and purchase will depend on the particular terms and features of the Debt Securities, and Holders should consult their own tax advisors prior to making such an election. Also, special rules apply to Debt Securities that constitute "inflation-indexed debt instruments" (as defined in the OID Regulations). If any such Debt Securities are issued, the special tax considerations will be discussed in the applicable Prospectus Supplement.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election is only available for debt instruments acquired on or after April 4, 1994.

     Market Discount. If a U.S. Holder purchases a Debt Security, other than a Discount Debt Security, for an amount that is less than its issue price (or, in the case of a purchaser who does not purchase the Debt Security at its original issue, its stated redemption price at maturity) or, in the case of a Discount Debt Security, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Debt Security with "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Debt Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Debt Security as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Debt Security with market discount until the maturity of the Debt Security or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debt Security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes.

     Premium. If a U.S. Holder purchases a Debt Security for an amount that is greater than the sum of all amounts payable on the Debt Security after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Debt Security with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Security and may offset interest otherwise required to be included in respect of the Debt Security during any taxable year by the amortized amount of such excess for the taxable year. However, if the Debt Security may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Debt Security.

     Disposition of a Debt Security. Except as discussed above, upon the sale, exchange or retirement of a Debt Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Debt

Security. A U.S. Holder's adjusted tax basis in a Debt Security generally will equal such U.S. Holder's initial investment in the Debt Security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Debt Security. Such gain or loss generally will be long-term capital gain or loss if the Debt Security were held for more than one year. The Taxpayer Relief Act of 1997 established different rates for long-term capital gains depending on the taxpayer's holding period.

     Foreign Currency Debt Securities. Any special United States Federal income tax considerations applicable to Debt Securities that provide for the payment of principal, premium (if any) or interest in a currency other than U.S. dollars will be discussed in the applicable Prospectus Supplement.

  Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Debt Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Debt Security under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Debt Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Debt Security, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The Debt Securities will not be includible in the estate of a deceased individual who was a non-U.S. Holder unless the individual was a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Debt Securities would have been effectively connected with the conduct by such individual of a trade or business in the United States. Certain exceptions to inclusion in the estate may be applicable, and the estate of a non-U.S. Holder should consult its tax advisor in this regard.

  Backup Withholding

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Debt Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Debt Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a Debt Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single purchaser, (iii) through agents designated from time to time, or (iv) through any combination of the above. An accompanying Prospectus Supplement will set forth the terms of the offering of the Debt Securities offered thereby, including the name or names of any underwriters, the purchase price of the Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

     If underwriters are used in the sale of Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement, the several obligations of the underwriters to purchase any Debt Securities offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to take and pay for all of such Debt Securities, if any are taken.

     Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agents will be set forth, in an accompanying Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under such contract will be subject to the condition that the purchase of the offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect to the validity of performance of such contracts.

     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

     The place and time of delivery for Debt Securities in respect of which this Prospectus is delivered will be set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain legal matters regarding the Debt Securities offered hereby have been passed upon for the Company by its Vice President and General Counsel, Z.
S. Kobiashvili. As of the date of this Prospectus, Mr. Kobiashvili owns 1,297 shares of Apache Common Stock through the Company's 401(k) savings plan; holds employee stock options to purchase 31,900 shares of Apache Common Stock, of which options to purchase 13,225 shares are currently exercisable, and holds a conditional grant under the Company's 1996 Share Price Appreciation Plan relating to 18,900 shares of Apache Common Stock, none of which is vested. Certain legal matters will also be passed upon for the Company by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, and for any of the underwriters or agents by counsel to be named by such underwriters or agents.

                                    EXPERTS

     The audited consolidated financial statements of the Company, incorporated by reference into this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants ("Arthur Andersen"), as indicated in their reports with respect thereto. In Arthur Andersen's report on the consolidated financial statements of the Company, that firm states that with respect to DEKALB, for the year ended December 31, 1994, its opinion is based on the report of other independent public accountants, namely Coopers & Lybrand, Chartered Accountants. The financial statements referred to above have been incorporated by reference herein in reliance upon the authority of those firms as experts in accounting and auditing in giving said reports.

     The audited consolidated financial statements of DEKALB incorporated by reference into this Prospectus have been audited by Coopers & Lybrand, Chartered Accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing in giving said report.

     The information incorporated by reference herein regarding the total proved reserves of the Company was prepared by the Company and reviewed by Ryder Scott Company Petroleum Engineers ("Ryder Scott"), as stated in their letter reports with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information incorporated by reference herein regarding the total estimated proved reserves acquired from Texaco Exploration and Production Inc. was prepared by the Company and reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters. The information incorporated by reference herein regarding the total proved reserves of DEKALB was prepared by DEKALB and for the four years ended December 31, 1994 was reviewed by Ryder Scott, as stated in their letter reports with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters.

     A portion of the information incorporated by reference herein regarding the total proved reserves of Aquila Energy Resources Corporation ("Aquila") acquired by the Company was prepared by Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") as of December 31, 1994, as stated in their letter report with respect thereto, and is so incorporated by reference in reliance upon the authority of said firm as experts in such matters. Netherland, Sewell did not review any of the reserves of Aquila acquired during 1995.

==============================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS
Available Information..................    2
Information Incorporated by
  Reference............................    2
Safe Harbor Statement under the Private
  Securities Litigation
  Reform Act of 1995...................    3
The Company............................    4
Use of Proceeds........................    4
Ratio of Earnings to Fixed Charges.....    4
Description of Debt Securities.........    5
DTC Book-Entry-Only System.............   17
Certain United States Federal Income
  Tax Considerations...................   19
Plan of Distribution...................   25
Legal Matters..........................   26
Experts................................   26

 ==============================================================================


==============================================================================

                                  $300,000,000

                                  [APACHE LOGO]

==============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the Debt Securities are as follows:

Securities and Exchange Commission filing fee...............  $ 88,500
Blue Sky fees and expenses..................................    15,000
Rating agency fees..........................................    50,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................    75,000
Trustee's fees and expenses.................................    12,000
Printing and engraving......................................   100,000
Miscellaneous...............................................    19,500
                                                              --------
     Total..................................................  $560,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

     Article VII of the Company's bylaws provides, in substance, that directors, officers, employees and agents of the Company shall be indemnified to the extent permitted by Section 145 of the Delaware General Corporation Law. Additionally, Article Seventeen of the Company's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions by the director not in good faith; (iii) for acts or omissions by a director involving intentional misconduct or a knowing violation of the law;
(iv) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); and (v) for transactions from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the above provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Reference is made to Section 6 of the form of Underwriting Agreement filed as Exhibit 1.1 hereto for a description of the indemnification arrangements the Company is prepared to make in connection with the proposed offering of the Debt Securities registered hereby.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
           1.1            --   Form of Underwriting Agreement.(1)
           4.1            --   Form of Indenture between the Company and The Chase
                               Manhattan Bank, as Trustee and successor to Chemical Bank, governing the Debt Securities (incorporated by reference to
                               Exhibit 4.1 to Apache's Registration Statement on Form S-3,
                               Registration No. 33-63923, filed November 2, 1995).
           4.2            --   Form of First Supplemental Indenture between the Company and
                               The Chase Manhattan Bank, as Trustee and successor to
                               Chemical Bank (incorporated by reference to Exhibit 4.1 to
                               Apache's Current Report on Form 8-K, dated October 31, 1996,
                               SEC File No. 14300).
           4.3            --   Form of Debt Securities (Note).(1)
           5.1            --   Opinion of legal counsel regarding legality of securities
                               being registered.(1)
           8.1            --   Opinion of Mayor, Day, Caldwell & Keeton, L.L.P. as to
                               certain United States federal income tax matters.(1)
          12.1            --   Statement of computation of ratio of earnings to fixed
                               charges.(1)
          23.1            --   Consent of Arthur Andersen LLP, Houston, Texas.(1)
          23.2            --   Consent of Coopers & Lybrand, Chartered Accountants.(1)
          23.3            --   Consent of Ryder Scott Company Petroleum Engineers.(1)
          23.4            --   Consent of Netherland, Sewell & Associates, Inc.(1)
          23.5            --   Consent of legal counsel (included in Exhibit 5.1).(1)
          23.6            --   Consent of Mayor, Day, Caldwell & Keeton, L.L.P., (included in Exhibit 8.1).(1)
          24.1            --   Power of Attorney (included in Part II as a part of the
                               signature pages of the Registration Statement).(1)
          25.1            --   Statement of Eligibility and Qualification under Trust
                               Indenture Act of 1939 of The Chase Manhattan Bank, Trustee,
                               is filed separately on Form T-1.(1)

---------------

(1) Filed herewith.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of Article 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

                                            APACHE CORPORATION

                                            By:      /s/ RAYMOND PLANK

                                              ----------------------------------
                                              Raymond Plank,
                                              Chairman and Chief Executive
                                                Officer

Date:             , 1998

                               POWER OF ATTORNEY

     The undersigned directors and officers of Apache Corporation do hereby constitute and appoint Raymond Plank, G. Steven Farris, Z. S. Kobiashvili and Roger B. Plank, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                  /s/ RAYMOND PLANK                      Chairman and Chief            January   , 1998
-----------------------------------------------------    Executive Officer
                    Raymond Plank                        (Principal Executive
                                                         Officer)

                 /s/ ROGER B. PLANK                      Vice President and Chief      January   , 1998
-----------------------------------------------------    Financial Officer
                   Roger B. Plank                        (Principal Financial
                                                         Officer)

               /s/ THOMAS L. MITCHELL                    Vice President and            January   , 1998
-----------------------------------------------------    Controller (Principal
                 Thomas L. Mitchell                      Accounting Officer)

               /s/ FREDERICK M. BOHEN                    Director                      January   , 1998
-----------------------------------------------------
                 Frederick M. Bohen

                /s/ G. STEVEN FARRIS                     Director                      January   , 1998
-----------------------------------------------------
                  G. Steven Farris

               /s/ RANDOLPH M. FERLIC                    Director                      January   , 1998
-----------------------------------------------------
                 Randolph M. Ferlic

               /s/ EUGENE C. FIEDOREK                    Director                      January   , 1998
-----------------------------------------------------
                 Eugene C. Fiedorek

                /s/ W. BROOKS FIELDS                     Director                      January   , 1998
-----------------------------------------------------
                  W. Brooks Fields

                /s/ A.D. FRAZIER, JR.                    Director                      January   , 1998
-----------------------------------------------------
                  A.D. Frazier, Jr.

               /s/ STANLEY K. HATHAWAY                   Director                      January   , 1998
-----------------------------------------------------
                 Stanley K. Hathaway

                  /s/ JOHN A. KOCUR                      Director                      January   , 1998
-----------------------------------------------------
                    John A. Kocur

             /s/ GEORGE D. LAWRENCE JR.                  Director                      January   , 1998
-----------------------------------------------------
               George D. Lawrence Jr.

                                                         Director                      January   , 1998
-----------------------------------------------------
                   Mary Ralph Lowe

                  /s/ F.H. MERELLI                       Director                      January   , 1998
-----------------------------------------------------
                    F.H. Merelli

                 /s/ JOSEPH A. RICE                      Director                      January   , 1998
-----------------------------------------------------
                   Joseph A. Rice

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                          DESCRIPTION
        -------                                        -----------
           1.1            --   Form of Underwriting Agreement.(1)
           4.1            --   Form of Indenture between the Company and The Chase
                               Manhattan Bank, as Trustee and successor to Chemical Bank, governing the Debt Securities (incorporated by reference to
                               Exhibit 4.1 to Apache's Registration Statement on Form S-3,
                               Registration No. 33-63923, filed November 2, 1995).
           4.2            --   Form of First Supplemental Indenture between the Company and
                               The Chase Manhattan Bank, as Trustee and successor to
                               Chemical Bank (incorporated by reference to Exhibit 4.1 to
                               Apache's Current Report on Form 8-K, dated October 31, 1996,
                               SEC File No. 14300).
           4.3            --   Form of Debt Securities (Note).(1)
           5.1            --   Opinion of legal counsel regarding legality of securities
                               being registered.(1)
           8.1            --   Opinion of Mayor, Day, Caldwell & Keeton, L.L.P. as to
                               certain United States federal income tax matters.(1)
          12.1            --   Statement of computation of ratio of earnings to fixed
                               charges.(1)
          23.1            --   Consent of Arthur Andersen LLP, Houston, Texas.(1)
          23.2            --   Consent of Coopers & Lybrand, Chartered Accountants.(1)
          23.3            --   Consent of Ryder Scott Company Petroleum Engineers.(1)
          23.4            --   Consent of Netherland, Sewell & Associates, Inc.(1)
          23.5            --   Consent of legal counsel (included in Exhibit 5.1).(1)
          23.6            --   Consent of Mayor, Day, Caldwell & Keeton, L.L.P., (included in Exhibit 8.1).(1)
          24.1            --   Power of Attorney (included in Part II as a part of the
                               signature pages of the Registration Statement).(1)
          25.1            --   Statement of Eligibility and Qualification under Trust
                               Indenture Act of 1939 of The Chase Manhattan Bank, Trustee,
                               is filed separately on Form T-1.(1)

---------------

(1) Filed herewith.